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BARK Regains Compliance with NYSE Continued Listing Standards

NEW YORK – March 4, 2024 – BARK, Inc. (“BARK” or the “Company”) (NYSE: BARK), a leading global omnichannel dog brand with the mission to make all dogs happy, announced today that it received a notice from the New York Stock Exchange (the “NYSE”) on March 1, 2024 stating that the Company has regained compliance with the continued listing standards set forth in Section 802.01C (the “Minimum Stock Price Standard”) and will be removed from the NYSE’s noncompliant issuers list.

The Company previously received a noncompliance notice from the NYSE because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period ended November 21, 2023. On February 29, 2024, the Company’s common stock closed above $1.00 and had an average closing share price of at least $1.00 over the prior 30 trading-day period.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at BARK.co for more information.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com